Exhibit 99.1

September 15, 2022 8:30 AM ET

Air Industries Group Wins Long-Term Agreement for Flight- Critical Components for Blackhawk Helicopters and Order from General Electric for Jet Engine Components,

with a Combined Value of $5.0 Million

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced that it has won two important contracts with a combined total value of $5.0 million.

The Company’s Air Industries Machining Corp. (AIM) subsidiary has been awarded a five-year Long-Term Agreement (LTA) to manufacture flight-critical assemblies for the Blackhawk helicopter, with an estimated value of $2.2 million. AIM has manufactured this product for many years. The new LTA extends until December 31, 2027, replacing an existing LTA expiring at 2022 year-end.

Air Industries also said its Sterling Engineering subsidiary has received a new order worth $2.8 million for engine components to be used on the F404 jet engine. This engine, which powers frontline fighters and trainers around the world, has been in production for many years and is being used in the new Boeing-Saab T-7A Red Hawk advanced jet training aircraft.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “We are pleased to announce the extension of Air Industries Machining’s longstanding LTA to manufacture assemblies for the Blackhawk helicopter, as well as a new award for Sterling Engineering to supply components for the F404 engine. These contracts from long-established customers clearly demonstrate the strength of Air Industries’ existing relationships, which are the foundation of our business.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, a Tier 2 subcontractor to major Tier 1 manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7079

ir@airindustriesgroup.com